Vishay Precision Group Reports Fourth Quarter and Full Year 2011 Results

  Revenues for the year 2011 were $238.1 million, a 15% increase over the prior year
  Net earnings for the year were $10.8 million, or $0.78 per diluted share
  Cash generated from operations was $5.9 million for the fourth quarter

MALVERN, Pa., February 8, 2012 (BUSINESS WIRE) -- Vishay Precision Group, Inc. (NYSE: VPG) ("VPG" or the “Company”), a leading producer of precision sensors and systems based on its resistive foil technology, today announced results for the fourth quarter and full year ended December 31, 2011. VPG was spun-off from Vishay Intertechnology, Inc. (NYSE: VSH) as an independent publicly traded company in July 2010.

Net revenues for the fourth quarter of 2011 were $56.4 million, an increase of 3% versus $54.8 million for the comparable prior year period. Net earnings for the fourth quarter of 2011 were $1.2 million or $0.09 per diluted share, versus net earnings of $3.3 million, or $0.24 per diluted share for the comparable prior year period.

Net revenues for the year ended December 31, 2011 were $238.1 million, an increase of 15% versus $207.5 million for the comparable prior year period. Net earnings for the year ended December 31, 2011 were $10.8 million, or $0.78 per diluted share, versus $11.7 million, or $0.85 per diluted share, for the comparable prior year period (see Note below).

Comparing the results of the fourth fiscal quarter of 2011 to the third fiscal quarter of 2011, net revenues decreased by 6.0%, from $60.0 million. Net earnings decreased by $2.1 million, from $3.3 million in the third quarter of 2011. These comparisons provide perspective on the adjustment to guidance that the Company preannounced last month related to a reduction in volume and manufacturing capacity issues.

Commenting on the results for the quarter, Ziv Shoshani, Chief Executive Officer of VPG, said, "Market demand in the US and Asia remained fairly stable. However, European demand dropped significantly from the third quarter, which resulted in lower revenues for the fourth quarter, mainly for the Weighing Modules and Control Systems (WMCS) segment.

Our Foil Technology Products (FTP) segment revenues decreased from the prior quarter to $26.6 million in the fourth quarter, primarily coming from manufacturing capacity issues. The FTP gross margin was 40.5% for the fourth quarter. The WMCS segment revenues decreased from the prior quarter to $29.9 million in the fourth quarter, coming mainly from declines in scale manufacturing and process weighing market demand. The gross margin for the WMCS segment was 27.1% for the fourth quarter.”

The Company intends to divide the WMCS segment into two reporting segments in its annual report on Form 10-K for the year ended December 31, 2011 in order to provide greater clarity to investors regarding its financial results and related business and market trends.

Discussing VPG’s major initiatives for 2011, Mr. Shoshani explained, “The FTP segment’s new manufacturing line is functioning as planned. We are now delivering next-generation strain gages to customers for their various evaluations and testing programs. In the WMCS segment, we moved equipment and personnel from the Company’s leased factory into our new facility in December. The new site is slowly ramping up production as planned.”

Outlook

Mr. Shoshani concluded, “We are seeing some stability in our end markets for the first quarter of 2012. We believe the anticipated business for the first quarter will result in overall revenues in the range of $53 million to $58 million.”

Note: The results of operations and earnings for the year ended December 31, 2010 were derived in part from the historical consolidated financial statements of Vishay Intertechnology. Such results may not be indicative of the actual operating results that would have been realized had the Company operated as an independent, publicly traded company.

Conference Call and Webcast

A conference call and simultaneous audio webcast will take place at 10:00 a.m. (ET) on February 8, 2012. To access the conference call, interested parties may call 877-317-6789 or +1-412-317-6789 and enter conference number: 1000- 8485, or log on to the IR page of the VPG website at http://ir.vishaypg.com for listen-only mode.

A replay will be available approximately one hour after the completion of the call by calling toll-free 877-344-7529 or internationally +1-412-317-0088 and using the conference number: 1000-8485. The replay will also be available on the IR page of the VPG website at http://ir.vishaypg.com. It will be available via phone and website for a limited time.

About Vishay Precision Group

Vishay Precision Group produces sensors and sensor-based systems, based on its resistive foil technology. VPG provides vertically integrated products and solutions for multiple growing markets in the areas of stress, force, weight, pressure and current measurements. As a spin-off from Vishay Intertechnology, the Company has a decades-long track record of innovation in foil precision resistors, current sensors, and strain gages, which has served as a foundation for its more recent expansion into strain gage instrumentation, load cells and transducers, weighing modules, and complete systems for process control and on-board weighing. Vishay Precision Group may be found on the internet at http://www.vishaypg.com.

Forward Looking Statements

From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.

Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, changes in the current pace of economic recovery, including if such recovery stalls or does not continue as expected; difficulties in integrating acquired companies, the inability to realize anticipated synergies and expansion possibilities, unexpected costs or difficulties related to our recent spinoff and other unanticipated conditions adversely affecting the operation of these companies; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; difficulties in implementing our cost reduction strategies such as labor unrest or legal challenges to our lay-off or termination plans, underutilization of production facilities in lower-labor-cost countries, operation of redundant facilities due to difficulties in transferring production to lower-labor-cost countries; and other factors affecting our operations, markets, products, services, and prices that are set forth in our annual report on Form 10-K for the year ended December 31, 2010. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

VISHAY PRECISION GROUP, INC.
Combined and Consolidated Condensed Summary of Operations
(Unaudited - In thousands, except per share data)

	Fiscal quarter ended
	December 31,	December 31,
	2011	2010
Net revenues	$56,412	$54,828
Costs of products sold	37,593	33,873
Gross profit	18,819	20,955
Gross margin	33.4%	38.2%

Selling, general, and administrative expenses	16,949	15,902
Operating income	1,870	5,053
Operating margin	3.3%	9.2%

Other income (expense):
Interest expense	(49)	(43)
Other	(249)	(541)
Total other income (expense) - net	(298)	(584)

Income before taxes	1,572	4,469

Income tax expense	405	1,225

Net earnings	1,167	3,244

Less: net (loss) attributable to noncontrolling interests	(28)	(32)

Net earnings attributable to VPG stockholders	$1,195	$3,276

Basic earnings per share attributable to VPG stockholders	$0.09	$0.25

Diluted earnings per share attributable to VPG stockholders	$0.09	$0.24

Weighted average shares outstanding - basic	13,346	13,332

Weighted average shares outstanding - diluted	13,874	13,814

VISHAY PRECISION GROUP, INC.
Combined and Consolidated Condensed Summary of Operations
(Unaudited - In thousands, except per share data)
	Years ended
	December 31,	December 31,
	2011	2010
Net revenues	$238,107	$207,524
Costs of products sold	154,996	130,396
Gross profit	83,111	77,128
Gross margin	34.9%	37.2%

Selling, general, and administrative expenses	66,847	57,297
Operating income	16,264	19,831
Operating margin	6.8%	9.6%

Other income (expense):
Interest expense	(276)	(390)
Other	(878)	(928)
Total other income (expense) - net	(1,154)	(1,318)

Income before taxes	15,110	18,513

Income tax expense	4,316	6,770

Net earnings	10,794	11,743

Less: net earnings attributable to noncontrolling interests	23	37

Net earnings attributable to VPG stockholders/parent	$10,771	$11,706

Basic earnings per share attributable to VPG stockholders/parent	$0.81	$0.88	(Note 1)

Diluted earnings per share attributable to VPG stockholders/parent	$0.78	$0.85	(Note 1)

Weighted average shares outstanding - basic	13,343	13,332	(Note 1)

Weighted average shares outstanding - diluted	13,834	13,787	(Note 1)

Note 1 - Earnings per Share
Until July 6, 2010, the operations comprising VPG's business were wholly owned by various subsidiaries of Vishay Intertechnology. As of the date of the spin-off, VPG issued 13.3 million shares of capital stock. This share amount is being utilized for the calculation of basic earnings per common share for periods presented prior to July 6, 2010 as no common stock of the Company existed prior to July 6, 2010. For periods prior to July 6, 2010, the same number of shares is being used for diluted earnings per common share as for basic earnings per common share as no common stock of the Company existed prior to July 6, 2010 and no dilutive securities of the Company were outstanding for any prior period.

VISHAY PRECISION GROUP, INC.
Combined and Consolidated Condensed Balance Sheets
(Unaudited - In thousands)
	December 31,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$80,828	$82,245
Accounts receivable, net	34,214	33,988
Net inventories	49,098	48,337
Deferred income taxes	4,638	4,022
Prepaid expenses and other current assets	8,964	5,540
Total current assets	177,742	174,132

Property and equipment, net	53,738	46,747
Intangible assets, net	11,102	14,500
Other assets	14,023	13,334
Total assets	$256,605	$248,713

Liabilities and equity
Current liabilities:
Notes payable to banks	$-	$85
Trade accounts payable	11,458	11,537
Payroll and related expenses	12,741	12,554
Other accrued expenses	9,538	8,680
Income taxes	2,842	4,847
Current portion of long-term debt	185	-
Total current liabilities	36,764	37,703

Long-term debt less current portion	11,463	11,692
Deferred income taxes	2,873	4,212
Other liabilities	7,769	7,468
Accrued pension and other postretirement costs	12,798	10,708
Total liabilities	71,667	71,783

Commitments and contingencies

Equity:
Common stock	1,232	1,231
Class B common stock	103	103
Capital in excess of par value	180,758	180,142
Retained earnings	16,665	5,894
Accumulated other comprehensive income (loss)	(13,973)	(10,585)
Total Vishay Precision Group, Inc. stockholders' equity	184,785	176,785
Noncontrolling interests	153	145
Total equity	184,938	176,930
Total liabilities and equity	$256,605	$248,713

VISHAY PRECISION GROUP, INC.
Combined and Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)
	Years ended
	December 31,	December 31,
	2011	2010
Operating activities
Net earnings	$10,794	$11,743
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation and amortization	11,321	10,578
Loss on disposal of property and equipment	20	32
Inventory write-offs for obsolescence	1,658	1,158
Share based compensation expense	961	397
Other	(3,994)	(109)
Changes in operating assets and liabilities	(5,168)	(2,104)
Net cash provided by operating activities	15,592	21,695

Investing activities
Purchase of property and equipment	(16,291)	(8,398)
Proceeds from sale of property and equipment	147	56
Net cash used in investing activities	(16,144)	(8,342)

Financing activities
Principal payments on long-term debt and capital lease obligations	(136)	(193)
Net changes in short-term borrowings	(83)	74
Distributions to noncontrolling interests	(15)	(16)
Transactions with Vishay Intertechnology	-	7,253
Net cash (used in) provided by financing activities	(234)	7,118
Effect of exchange rate changes on cash and cash equivalents	(631)	(1,418)

Increase (decrease) in cash and cash equivalents	(1,417)	19,053
Cash and cash equivalents at beginning of year	82,245	63,192
Cash and cash equivalents at end of year	$80,828	$82,245